October 2025

Pricing Supplement filed pursuant to Rule 424(b)(2) dated October 31, 2025 / Registration Statement No. 333-284538
STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

GS Finance Corp.

$100,325,000 Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031

Principal at Risk Securities

The Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your Trigger PLUS at stated maturity is based on the performance of a weighted basket composed of the Nasdaq-100 Index® and the iShares® 7-10 Year Treasury Bond ETF (ETF) as measured from the pricing date to and including the valuation date.

The return on your Trigger PLUS is linked, in part, to the performance of the ETF, and not to that of the index on which the ETF is based.

The initial basket value is 100, and the final basket value (the basket closing value on the valuation date) will equal the sum of the products, as calculated separately for each basket component, of: (i) the basket component closing value of such basket component on the valuation date multiplied by (ii) its multiplier. The multiplier will equal, for each basket component, the quotient of (i) the weighting of such basket component multiplied by 100 divided by (ii) its initial basket component value.

At maturity, if the final basket value is greater than the initial basket value of 100, the return on your Trigger PLUS will be positive and equal to the product of the leverage factor multiplied by the basket percent increase. If the final basket value is equal to or less than the initial basket value but greater than or equal to the trigger level, you will receive the principal amount of your Trigger PLUS. However, if the final basket value is less than the trigger level, you will lose a significant portion of your investment. Declines in one basket component may offset increases in the other basket component. Due to the unequal weighting of each basket component, the performance of the basket component with greater weight will have a significantly larger impact on the return on your Trigger PLUS than the performance of the basket component with lesser weight.

The Trigger PLUS are for investors who seek the potential to earn 100.25% of any positive return of the basket, are willing to forgo interest payments and are willing to risk losing their entire investment if the final basket value is less than the trigger level.

FINAL TERMS (continued on page PS-2)
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Basket:

as described more fully below, a weighted basket composed of the Nasdaq-100 Index® (current Bloomberg symbol: “NDX Index”) and the iShares® 7-10 Year Treasury Bond ETF (current Bloomberg symbol: “IEF UQ Equity”)

Principal amount:

$100,325,000 in the aggregate on the original issue date; the aggregate principal amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. On the stated maturity date, the company will pay, for each $1,000 of the outstanding principal amount, an amount, if any, in cash equal to the payment at maturity.

Pricing date:	October 31, 2025
Original issue date:	November 5, 2025
Valuation date:	October 31, 2031, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	November 5, 2031, subject to adjustment as described in the accompanying general terms supplement
Payment at maturity:
•
if the final basket value is greater than the initial basket value, $1,000 + the leveraged upside payment;
•
if the final basket value is equal to or less than the initial basket value, but greater than or equal to the trigger level, $1,000; or
•
if the final basket value is less than the trigger level, $1,000 × the basket performance factor

Leveraged upside payment:	$1,000 × leverage factor × basket percent increase
Leverage factor:	100.25%
Basket percent increase:	(final basket value - initial basket value) / initial basket value
Trigger level:	75.00% of the initial basket value
Basket performance factor:	final basket value / initial basket value
CUSIP / ISIN:	40058QLW7 / US40058QLW77
Underwriter:	Goldman Sachs & Co. LLC
Estimated value:	approximately $931 per Trigger PLUS. See page PS-3 for more information.

Original issue price	Underwriting discount	Net proceeds to the issuer
100% of the principal amount	3.50% ($3,511,375 in total)*	96.50% ($96,813,625 in total)

* Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $35.00 for each Trigger PLUS it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each Trigger PLUS as a structuring fee.

Your investment in the Trigger PLUS involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-12. You should read the disclosure herein to better understand the terms and risks of your investment.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 20,386 dated October 31, 2025

SUMMARY TERMS (continued)
Basket (continued from previous page):	Basket component	Basket component weighting	Initial basket component value	Approximate multiplier
	Nasdaq-100 Index®	65.00%	25,858.13	0.002513716
	iShares® 7-10 Year Treasury Bond ETF	35.00%	$96.85	0.361383583

We refer to the Nasdaq-100 Index® as the basket index and we refer to the iShares® 7-10 Year Treasury Bond ETF as the basket ETF and, together with the basket index, as the basket components. The initial basket component value of each basket component is the basket component closing value of such basket component on the pricing date.

Underlying index:	with respect to the basket ETF, the index tracked by such basket ETF
Initial basket value:	100
Final basket value:	the basket closing value on the valuation date
Basket closing value:	the basket closing value on any day is the sum of the products of the basket component closing value of each basket component times the applicable multiplier for such basket component on such date.
Basket component closing value:	in the case of each basket component, the closing value of such basket component.
Multiplier:

Each multiplier was set on the pricing date based on the applicable basket component’s respective initial basket component value so that each basket component represents its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Trigger PLUS and will equal, for each basket component, (i) the product of the applicable basket component weighting times 100 divided by (ii) the applicable initial basket component value. See “Basket—Approximate multiplier” above.

Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Listing:	the Trigger PLUS will not be listed on any securities exchange or interdealer quotation system

October 2025

The issue price, underwriting discount and net proceeds listed on the cover page relate to the Trigger PLUS we sell initially. We may decide to sell additional Trigger PLUS after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Trigger PLUS will depend in part on the issue price you pay for such Trigger PLUS.

GS Finance Corp. may use this prospectus in the initial sale of the Trigger PLUS. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a Trigger PLUS after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Trigger PLUS

The estimated value of your Trigger PLUS at the time the terms of your Trigger PLUS are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $931 per $1,000 principal amount, which is less than the original issue price. The value of your Trigger PLUS at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell Trigger PLUS (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your Trigger PLUS at the time of pricing, plus an additional amount (initially equal to $69 per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Trigger PLUS (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your Trigger PLUS (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through October 30, 2027, as described below). On and after October 31, 2027, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your Trigger PLUS (if it makes a market) will equal approximately the then-current estimated value of your Trigger PLUS determined by reference to such pricing models.

With respect to the $69 initial additional amount:

•
$34 will decline to zero on a straight-line basis from the time of pricing through October 30, 2027; and
•
$35 will decline to zero on a straight-line basis from November 30, 2025 through December 13, 2025.

October 2025

About Your Trigger PLUS

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your Trigger PLUS and therefore should be read in conjunction with such documents:

•
General terms supplement no. 17,741 dated February 14, 2025
•
Underlier supplement no. 46 dated September 22, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your Trigger PLUS.

We refer to the Trigger PLUS we are offering by this pricing supplement as the “offered Trigger PLUS” or the “Trigger PLUS”. Each of the offered Trigger PLUS has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,741 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 17,741 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 46 to “underlier(s)”, “indices”, “lesser performing”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “worst performing”, “pricing date” and “underlying index publisher”, respectively.

The Trigger PLUS will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The Trigger PLUS will be issued in book-entry form and represented by master note no 3, dated March 22, 2021.

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

The Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 (the “Trigger PLUS”) can be used:

•
As an alternative to direct exposure to the basket that enhances returns for any positive performance of the basket.
•
To potentially outperform the basket with no limitation on the appreciation potential.
•
To provide limited protection against a loss of principal in the event of a decline of the basket from the initial basket value to the final basket value but only if the final basket value is greater than or equal to the trigger level.

However, you will not receive dividends on the basket ETF or the securities comprising the basket components (with respect to any basket component, the “basket component securities”) or any interest payments on your Trigger PLUS.

If the final basket value is less than the trigger level, the Trigger PLUS are exposed on a 1-to-1 basis to the negative performance of the basket from the initial basket value to the final basket value.

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Key Investment Rationale

The Trigger PLUS offer leveraged exposure to any positive performance of the basket. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus the leveraged upside payment. If the basket has not appreciated in value or has depreciated in value, but the final basket value is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment. However, if the basket has depreciated in value and the final basket value is less than the trigger level, investors will lose 1.00% for every 1.00% decline in the basket value from the pricing date to the valuation date of the Trigger PLUS. Under these circumstances, the payment at maturity will be at least 25.00% less than the stated principal amount, will represent a loss of more than 25.00% and could be zero. Investors will not receive dividends on the basket ETF or the basket component securities or any interest payments on the Trigger PLUS and investors may lose their entire initial investment in the Trigger PLUS. All payments on the Trigger PLUS are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Leveraged Performance

The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket. However, investors will not receive dividends on the basket ETF or the basket component securities or any interest payments on the Trigger PLUS.

Trigger Feature

At maturity, even if the basket has declined over the term of the Trigger PLUS, you will receive your stated principal amount but only if the final basket value is greater than or equal to the trigger level.

Upside Scenario

The basket increases in value. In this case, you receive a full return of principal as well as 100.25% of the increase in the value of the basket. For example, if the final basket value is 2.00% greater than the initial basket value, the Trigger PLUS will provide a total return of 2.005% at maturity.

Par Scenario

The final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level. In this case, you receive the stated principal amount of $1,000 at maturity even if the basket has depreciated.

Downside Scenario

The basket declines in value and the final basket value is less than the trigger level. In this case, you receive less than the stated principal amount by an amount proportionate to the decline in the value of the basket from the initial basket value. For example, if the final basket value is 40.00% less than the initial basket value, the Trigger PLUS will provide at maturity a loss of 40.00% of principal. In this case, you receive $600.00 per Trigger PLUS, or 60.00% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical basket closing values or hypothetical basket component closing values of the basket components on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered Trigger PLUS assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your Trigger PLUS in a secondary market prior to the stated maturity date, your return will depend upon the market value of your Trigger PLUS at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the basket components and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For these reasons, the actual performance of the basket over the life of your Trigger PLUS, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical basket component closing values shown elsewhere in this pricing supplement. For information about the historical values of the basket components during recent periods, see “The Basket and the Basket Components — Historical Basket Component Closing Values of the Basket Components and Basket Closing Values” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Trigger PLUS, tax liabilities could affect the after-tax rate of return on your Trigger PLUS to a comparatively greater extent than the after-tax return on the basket component securities.

The below examples are based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Leverage factor:	100.25%
Trigger level:	75.00% of the initial basket value

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Trigger PLUS Payoff Diagram

How it works

▪

Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $1,000 stated principal amount plus 100.25% of the appreciation of the basket from the pricing date to the valuation date of the Trigger PLUS.

▪If the basket appreciates 2.00%, investors will receive a 2.005% return, or $1,020.05 per Trigger PLUS.

▪

Par Scenario. If the final basket value is less than or equal to the initial basket value but is greater than or equal to the trigger level, investors will receive the $1,000 stated principal amount per Trigger PLUS.

▪If the basket depreciates 10.00%, investors will receive the $1,000 stated principal amount per Trigger PLUS.

▪

Downside Scenario. If the final basket value is less than the trigger level, investors will receive an amount that is significantly less than the $1,000 stated principal amount, based on a 1.00% loss of principal for each 1.00% decline in the basket. Under these circumstances, the payment at maturity will be more than 25.00% less than the stated principal amount per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.

▪	If the basket depreciates 40.00%, investors will lose 40.00% of their principal and receive only $600.00 per Trigger PLUS at maturity, or 60.00% of the stated principal amount.



October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Hypothetical Examples

The values in the left column of the table below represent hypothetical final basket values and are expressed as percentages of the initial basket value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final basket value, and are expressed as percentages of the stated principal amount of a Trigger PLUS (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered Trigger PLUS on the stated maturity date would equal 100.000% of the stated principal amount of a Trigger PLUS, based on the corresponding hypothetical final basket value and the assumptions noted above.

Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
150.000%	150.125%
130.000%	130.075%
120.000%	120.050%
110.000%	110.025%
105.000%	105.013%
100.000%	100.000%
90.000%	100.000%
85.000%	100.000%
80.000%	100.000%
75.000%	100.000%
74.999%	74.999%
60.000%	60.000%
50.000%	50.000%
25.000%	25.000%
0.000%	0.000%

As shown in the table above:

•
If the final basket value were determined to be 25.000% of the initial basket value, the payment at maturity that we would deliver on your Trigger PLUS at maturity would be 25.000% of the stated principal amount of your Trigger PLUS. As a result, if you purchased your Trigger PLUS on the original issue date at the stated principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your Trigger PLUS at a premium to stated principal amount you would lose a correspondingly higher percentage of your investment).

The following examples illustrate the hypothetical payment at maturity for each Trigger PLUS based on hypothetical basket component closing values on the valuation date (which we refer to as the final basket component values) for each of the basket components, calculated based on the key terms and assumptions above. The values in Column A represent the hypothetical initial basket component values for each basket component, and the values in Column B represent the hypothetical final basket component values for each of the basket components. The percentages in Column C represent hypothetical final basket component values for each basket component in Column B expressed as percentages of the corresponding hypothetical initial basket component values in Column A. The amounts in Column D represent the applicable multiplier for each basket component, and the amounts in Column E represent the products of the values in Column B times the corresponding amounts in Column D. The final basket value for each example is shown beneath each example, and will equal the sum of the products shown in Column E. The basket percent increase will equal the quotient of (i) the final basket value for such example minus the initial basket value divided by (ii) the initial basket value, expressed as a percentage. The values below have been rounded for ease of analysis.

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Example 1: The final basket value is greater than the initial basket value.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
Nasdaq-100 Index® (65.00% weighting)	100.00	105.00	105.00%	0.65000	68.25
iShares® 7-10 Year Treasury Bond ETF (35.00% weighting)	$100.00	$105.00	105.00%	0.35000	36.75
			Final Basket Value:		105.00
			Basket Percent Increase:		5.00%

In this example, the hypothetical final basket component values for all of the basket components are greater than the applicable hypothetical initial basket component values, which results in the hypothetical final basket value being greater than the initial basket value of 100.00. Since the hypothetical final basket value was determined to be 105.00, the hypothetical payment at maturity for each $1,000 principal amount of your Trigger PLUS will equal $1,000 plus the leveraged upside payment, which equals:

$1,000 + ($1,000 × 100.25% × 5.00%) = $1,050.125

Example 2: The final basket value is less than the initial basket value but greater than the trigger level. The payment at maturity equals the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
Nasdaq-100 Index® (65.00% weighting)	100.00	95.00	95.00%	0.65000	61.75
iShares® 7-10 Year Treasury Bond ETF (35.00% weighting)	$100.00	$95.00	95.00%	0.35000	33.25
			Final Basket Value:		95.00

In this example, the hypothetical final basket component values for all of the basket components are less than the applicable hypothetical initial basket component values, which results in the hypothetical final basket value being less than the initial basket value of 100.00. Since the hypothetical final basket value of 95.00 is greater than the trigger level of 75.00% of the initial basket value but less than the initial basket value of 100.00, the hypothetical payment at maturity for each $1,000 principal amount of your Trigger PLUS will equal the principal amount of the Trigger PLUS, or $1,000.

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Example 3: The final basket value is less than the trigger level. The payment at maturity is less than the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
Nasdaq-100 Index® (65.00% weighting)	100.00	25.00	25.00%	0.65000	16.25
iShares® 7-10 Year Treasury Bond ETF (35.00% weighting)	$100.00	$120.00	120.00%	0.35000	42.00

Final Basket Value:	58.25

In this example, the hypothetical final basket component value of the Nasdaq-100 Index® is less than its hypothetical initial basket component value, while the hypothetical final basket component value of the iShares® 7-10 Year Treasury Bond ETF is greater than its hypothetical initial basket component value.

Because the basket components are unequally weighted, an increase in the lower-weighted basket component may be more than offset by a decrease in the higher-weighted basket component. In this example, the large decline in the level of the Nasdaq-100 Index® results in the hypothetical final basket value being less than the trigger level of 75.00% of the initial basket value, even though the level of the iShares® 7-10 Year Treasury Bond ETF increased.

Because the hypothetical final basket level of 58.25 is less than the trigger level of 75.00% of the initial basket value, the hypothetical payment at maturity for each $1,000 principal amount of your Trigger PLUS will equal:

$1,000 × (58.25/100.00) = $582.50

Example 4: The final basket value is less than the trigger level. The payment at maturity is less than the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E

Basket Component	Hypothetical Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Hypothetical Multiplier	Column B x Column D
Nasdaq-100 Index® (65.00% weighting)	100.00	60.00	60.00%	0.65000	39.00
iShares® 7-10 Year Treasury Bond ETF (35.00% weighting)	$100.00	$60.00	60.00%	0.35000	21.00
				Final Basket Value:	60.00

In this example, the hypothetical final basket component values for all of the basket components are less than the applicable hypothetical initial basket component values, which results in the hypothetical final basket value being less than the initial basket value of 100.00. Since the hypothetical final basket value of 60.00 is less than the trigger level of 75.00% of the initial basket value, the hypothetical payment at maturity for each $1,000 principal amount of your Trigger PLUS will equal:

$1,000 x (60.00/100.00) = $600.00

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Risk Factors

An investment in your Trigger PLUS is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 46 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,741. You should carefully review these risks and considerations as well as the terms of the Trigger PLUS described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 46 and the accompanying general terms supplement no. 17,741. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the basket component securities, i.e., with respect to a basket component to which your Trigger PLUS are linked, the securities comprising such basket component. You should carefully consider whether the offered Trigger PLUS are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your Trigger PLUS Do Not Bear Interest

You will not receive any interest payments on your Trigger PLUS. As a result, even if the payment at maturity payable for your Trigger PLUS on the stated maturity date exceeds the stated principal amount of your Trigger PLUS, the overall return you earn on your Trigger PLUS may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Lose Your Entire Investment in the Trigger PLUS

You can lose your entire investment in the Trigger PLUS. The cash payment on your Trigger PLUS, if any, on the stated maturity date will be based on the performance of a weighted basket composed of the basket components as measured from the initial basket value to the basket closing value on the valuation date. If the final basket value is less than the trigger level, you will lose 1.00% of the stated principal amount of your Trigger PLUS for every 1.00% decline in the basket value from the pricing date to the valuation date of the Trigger PLUS, and you will lose a significant portion or all of your investment. Thus, you may lose your entire investment in the Trigger PLUS.

Also, the market price of your Trigger PLUS prior to the stated maturity date may be significantly lower than the purchase price you pay for your Trigger PLUS. Consequently, if you sell your Trigger PLUS before the stated maturity date, you may receive far less than the amount of your investment in the Trigger PLUS.

The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Incremental Change in the Value of the Basket

If the final basket value is less than the trigger level, you will lose all or a substantial portion of your investment in the Trigger PLUS. This means that while a decrease in the final basket value to the trigger level will not result in a loss of principal on the Trigger PLUS, a decrease in the final basket value to less than the trigger level will result in a loss of a significant portion of the stated principal amount of the Trigger PLUS despite only a small incremental change in the value of the basket.

The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the Trigger PLUS will be based on the performance of the basket components, the payment of any amount due on the Trigger PLUS is subject to the credit risk of GS Finance Corp., as issuer of the Trigger PLUS, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the Trigger PLUS. The Trigger PLUS are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the Trigger PLUS, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the Trigger PLUS, to pay all amounts due on the Trigger PLUS, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” in of the accompanying prospectus.

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The Lower Performance of One Basket Component May Offset an Increase in the Other Basket Component

Declines in the value of one basket component may offset an increase in the value of the other basket component. As a result, any return on the basket — and thus on your Trigger PLUS — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your Trigger PLUS at maturity. In addition, because the basket components are not equally weighted, increases in the lower weighted basket component may be offset by even small decreases in the more heavily weighted basket component.

The Return on Your Trigger PLUS Will Not Reflect Any Dividends Paid on the Basket ETF or Any Basket Component Security

The return on your Trigger PLUS will not reflect the return you would realize if you actually owned the basket ETF or basket component securities and received the distributions paid on the shares of such basket component. You will not receive any dividends that may be paid on any of the basket component securities by the basket component security issuers or on the shares of the basket ETF. See “—Investing in the Trigger PLUS Is Not Equivalent to Investing in the Basket ETF or the Basket Component Securities; You Have No Shareholder Rights or Rights to Receive Any Shares of the Basket ETF or Any Basket Component Security” below for additional information.

The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS

The original issue price for your Trigger PLUS exceeds the estimated value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Trigger PLUS”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your Trigger PLUS (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your Trigger PLUS as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Trigger PLUS”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Trigger PLUS”. Thereafter, if GS&Co. buys or sells your Trigger PLUS it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your Trigger PLUS at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date, as disclosed above under “Estimated Value of Your Trigger PLUS”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the Trigger PLUS. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Trigger PLUS in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your Trigger PLUS determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your Trigger PLUS as of the time the terms of your Trigger PLUS are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the Trigger PLUS, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your Trigger PLUS. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your Trigger PLUS.

In addition to the factors discussed above, the value and quoted price of your Trigger PLUS at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the Trigger PLUS, the price quoted by GS&Co. would reflect

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any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your Trigger PLUS, including the price you may receive for your Trigger PLUS in any market making transaction. To the extent that GS&Co. makes a market in the Trigger PLUS, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured Trigger PLUS (and subject to the declining excess amount described above).

Furthermore, if you sell your Trigger PLUS, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Trigger PLUS in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your Trigger PLUS at any price and, in this regard, GS&Co. is not obligated to make a market in the Trigger PLUS. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” in the accompanying general terms supplement.

The Amount Payable on Your Trigger PLUS Is Not Linked to the Basket Component Closing Values of the Basket Components at Any Time Other than the Valuation Date

The final basket value will be based on the basket component closing value of each of the basket components on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the basket component closing values of the basket components dropped precipitously on the valuation date, the payment at maturity for your Trigger PLUS may be significantly less than it would have been had the payment at maturity been linked to the basket component closing values of the basket components prior to such drop in the values of the basket components. Although the actual value of the basket components on the stated maturity date or at other times during the life of your Trigger PLUS may be higher than the basket component closing values of the basket components on the valuation date, you will not benefit from the basket component closing values of the basket components at any time other than on the valuation date.

The Market Value of Your Trigger PLUS May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your Trigger PLUS, we mean the value that you could receive for your Trigger PLUS if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your Trigger PLUS, including:

•
the value of the basket and the basket components;
•
the volatility – i.e., the frequency and magnitude of changes – in the basket component closing values of the basket components;
•
the dividend rates of the basket component securities;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the basket component securities, and which may affect the basket component closing values of the basket components;
•
interest rates and yield rates in the market;
•
the time remaining until your Trigger PLUS mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your Trigger PLUS may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in Trigger PLUS with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

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GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

These factors, and many other factors, will influence the price you will receive if you sell your Trigger PLUS before maturity, including the price you may receive for your Trigger PLUS in any market making transaction. If you sell your Trigger PLUS before maturity, you may receive less than the principal amount of your Trigger PLUS or the amount you may receive at maturity.

You cannot predict the future performance of the basket components based on their historical performance. The actual performance of the basket components over the life of the offered Trigger PLUS or the payment at maturity may bear little or no relation to the historical basket component closing values of the basket components or to the hypothetical examples shown elsewhere in this pricing supplement.

Investing in the Trigger PLUS Is Not Equivalent to Investing in the Basket ETF or the Basket Component Securities; You Have No Shareholder Rights or Rights to Receive Any Shares of the Basket ETF or Any Basket Component Security

Investing in your Trigger PLUS is not equivalent to investing in the basket ETF or the basket component securities and will not make you a holder of any shares of the basket ETF or the basket component securities. Neither you nor any other holder or owner of your Trigger PLUS will have any rights with respect to the basket ETF or the basket component securities, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the basket ETF or the basket component security issuers or any other rights of a holder of shares of the basket ETF or the basket component securities. Your Trigger PLUS will be paid in cash and you will have no right to receive delivery of any shares of the basket ETF or any basket component securities.

We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the Trigger PLUS subsequent to the date of this pricing supplement. The issue price of the Trigger PLUS in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the Trigger PLUS. If you purchase Trigger PLUS at a price that differs from the stated principal amount of the Trigger PLUS, then the return on your investment in such Trigger PLUS held to the stated maturity date will differ from, and may be substantially less than, the return on Trigger PLUS purchased at stated principal amount. If you purchase your Trigger PLUS at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the Trigger PLUS will be lower than it would have been had you purchased the Trigger PLUS at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the Trigger PLUS are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your Trigger PLUS, the underlying stocks or other similar securities, which may adversely impact the market for or value of your Trigger PLUS.

Additional Risks Related to the Basket Index

As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the Basket Index, Which May Have an Adverse Effect on the Level of the Basket Index and on Your Trigger PLUS

Pursuant to the basket index methodology, Nasdaq, Inc. retains the right, from time to time, to exercise reasonable discretion as it deems appropriate in order to ensure basket index integrity, including, but not limited to, changes to quantitative inclusion criteria. Nasdaq, Inc. may also, due to special circumstances, apply discretionary adjustments to

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ensure and maintain quality of the basket index. Although it is unclear how and to what extent this discretion could or would be exercised, it is possible that it could be exercised by Nasdaq, Inc. in a manner that materially and adversely affects the level of the basket index and therefore your Trigger PLUS. Nasdaq, Inc. is not obligated to, and will not, take account of your interests in exercising the discretion described above.

An Investment in the Offered Trigger PLUS Is Subject to Risks Associated with Foreign Securities Markets

The value of your Trigger PLUS is linked, in part, to a basket index that is comprised, in part, of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

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GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Index with Basket Component Securities from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Trigger PLUS

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of a basket index with basket component securities from one or more foreign securities markets and could negatively affect your investment in the Trigger PLUS in a variety of ways, depending on the nature of such government regulatory action and the basket component securities that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed securities). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to basket component securities that are currently included in a basket index or that in the future are included in a basket index, such basket component securities may be removed from a basket index. If government regulatory action results in the removal of basket component securities that have (or historically have had) significant weight in a basket index, such removal could have a material and negative effect on the value of such basket index and, therefore, your investment in the Trigger PLUS. Similarly, if basket component securities that are subject to those executive orders or subject to other government regulatory action are not removed from a basket index, the value of the Trigger PLUS could be materially and negatively affected, and transactions in, or holdings of, the Trigger PLUS may become prohibited under United States law. Any failure to remove such basket component securities from a basket index could result in the loss of a significant portion or all of your investment in the Trigger PLUS, including if you attempt to divest the Trigger PLUS at a time when the value of the Trigger PLUS has declined.

Additional Risks Related to the Basket ETF

The Policies of the Basket ETF’s Investment Advisor and the Publisher of the Basket ETF’s Underlying Index Could Affect the Payment at Maturity on Your Trigger PLUS and Their Market Value

The basket ETF’s investment advisor may from time to time be called upon to make certain policy decisions or judgments with respect to the basket ETF, including those concerning the calculation of the net asset value of the basket ETF, additions, deletions or substitutions of securities in the basket ETF and the manner in which changes affecting the ICE U.S. Treasury 7-10 Year Bond Index are reflected in the basket ETF that could affect the market price of the shares of the basket ETF, and therefore, the payment at maturity on your Trigger PLUS on the stated maturity date. The payment at maturity on your Trigger PLUS and their market value could also be affected if the basket component investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the basket ETF, or if the basket component investment advisor discontinues or suspends calculation or publication of the net asset value of the basket ETF, in which case it may become difficult or inappropriate to determine the market value of your Trigger PLUS.

If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the basket component closing value of the basket ETF on the valuation date — and thus the payment at maturity on the stated maturity date, if any — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the basket component closing value of the basket ETF on the valuation date and the payment at maturity on your Trigger PLUS more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier That is an Index or an Exchange-Traded Fund” and “— Role of Calculation Agent” in the accompanying general terms supplement no. 17,741.

In addition, the publisher of the basket ETF’s underlying index owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the publisher of the basket ETF’s underlying index concerning the calculation of the U.S. Treasury 7-10 Year Bond Index, including decisions regarding the addition, deletion or substitution of the securities included in such underlying index, could affect the level of the underlying index and, consequently, could affect the market prices of shares of the basket ETF and, therefore, the payment at maturity on your Trigger PLUS and their market value.

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GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

There Is No Assurance That an Active Trading Market Will Continue for the Basket ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Basket ETF Is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the shares of the basket ETF and a number of similar products have been listed for trading on other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the basket ETF or that there will be liquidity in the trading market.

In addition, the basket ETF is subject to management risk, which is the risk that the basket component investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. The basket ETF is also not actively managed and may be affected by a general decline in market segments relating to its underlying index. The basket component investment advisor invests in securities included in, or representative of, its underlying index regardless of their investment merits. The basket component investment advisor does not attempt to take defensive positions in declining markets. In addition, the basket ETF’s investment advisor may be permitted to engage in securities lending with respect to a portion of the basket ETF’s total assets, which could subject the basket ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all.

In addition, the basket ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories.

Further, the basket ETF is subject to listing standards adopted by the securities exchange on which the basket ETF is listed for trading. There can be no assurance that the basket ETF will continue to meet the applicable listing requirements, or that the basket ETF will not be delisted.

The Basket ETF and Its Underlying Index Are Different and the Performance of the Basket ETF May Not Correlate With the Performance of Its Underlying Index

The basket ETF may not hold all or substantially all of the securities included in the underlying index and may hold securities not included in the underlying index. Therefore, while the performance of the basket ETF is generally linked to the performance of the underlying index, the performance of the basket ETF is also linked in part to securities not included in the underlying index and to the performance of other assets, such as repurchase agreements collateralized by U.S. government obligations and in cash and cash equivalents, including shares of money market funds advised by the basket ETF investment advisor or its affiliates.

Tracking error, which is the divergence of the basket ETF’s performance from that of the underlying index, may occur because of differences between the securities held in the basket ETF’s portfolio and those included in the underlying index, pricing differences, transaction costs incurred by the basket ETF, the basket ETF’s holding of uninvested cash, differences in timing of the accrual of or the valuation of distributions, the requirements to maintain pass-through tax treatment, portfolio transactions carried out to minimize the distribution of capital gains to shareholders, acceptance of custom baskets, changes to the underlying index or the costs to the basket ETF of complying with various new or existing regulatory requirements. This risk may be heightened during times of increased market volatility or other unusual market conditions. Tracking error also may result because the basket ETF incurs fees and expenses, while the underlying index does not.

For all of the foregoing reasons, the performance of the basket ETF may not correlate with the performance of its underlying index. Consequently, the return on the Trigger PLUS will not be the same as investing directly in the basket ETF or in its underlying index or in the securities held by the basket ETF or in the securities comprising the underlying index, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of its underlying index.

Your Investment Is Subject to Concentration Risks

The basket ETF invests in U.S. Treasury bonds that are all obligations of the United States. As a result, the basket ETF is concentrated in the performance of bonds issued by a single issuer and having the same general tenor and terms. Although your investment in the Trigger PLUS will not result in the ownership or other direct interest in the U.S. Treasury bonds held by the basket ETF, the return on your investment in the Trigger PLUS will be subject to certain risks similar to those associated with direct investment in a U.S. Treasury bonds. This

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increases the risk that any downgrade of the credit ratings of the U.S. government from its current ratings, any increase in risk that the U.S. Treasury may default on its obligations by the market (whether for credit or legislative process reasons) or any other market events that create a decrease in demand for U.S. Treasury bonds would significantly adversely affect the basket ETF. In addition, to the extent that any such decrease in demand is more concentrated in the particular U.S. Treasury bond maturities owned by the basket ETF, the basket ETF could be severely affected.

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GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Basket ETF May Change in Unexpected Ways

The underlying index to which the basket ETF is linked tends to have very limited public disclosure about the ICE U.S. Treasury 7-10 Year Bond Index. The publisher of the ICE U.S. Treasury 7-10 Year Bond Index retains discretion to make changes to the ICE U.S. Treasury 7-10 Year Bond Index at any time. The lack of detailed information about the ICE U.S. Treasury 7-10 Year Bond Index and how its constituents may change in the future creates the risk that the ICE U.S. Treasury 7-10 Year Bond Index could change in the future to perform much differently from the way it would perform if such changes were not made. If the ICE U.S. Treasury 7-10 Year Bond Index is changed in unexpected ways, the basket ETF would similarly change to better reflect the ICE U.S. Treasury 7-10 Year Bond Index. The performance of the basket ETF could be adversely affected in that case, which could adversely affect your investment in the Trigger PLUS.

Your Investment Is Subject to Income Risk and Interest Rate Risk

The basket ETF’s income may decline when interest rates fall. This decline can occur because the basket ETF must invest in lower-yielding bonds as bonds in its portfolio fall outside the time to maturity limits required by the basket ETF’s investment objective or are called, bonds in the underlying index are substituted or the basket ETF otherwise needs to purchase additional bonds. In addition, an increase in interest rates may cause the value of the fixed rate bonds held by the basket ETF to decrease, may lead to heightened volatility in the fixed income markets and may adversely affect the liquidity of certain fixed income bonds. Bonds with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than bonds with shorter durations. If any of these events occur, the shares of the basket ETF invested in bonds and the amount payable on your Trigger PLUS could be adversely affected.

Risks Related to Tax

Your Trigger PLUS May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your Trigger PLUS are uncertain, both as to the timing and character of any inclusion in income in respect of your Trigger PLUS.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your Trigger PLUS that are currently characterized as pre-paid derivative contracts, and any such guidance could adversely affect the tax treatment and the value of your Trigger PLUS. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your Trigger PLUS after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the Trigger PLUS for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your Trigger PLUS in your particular circumstances.

Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Trigger PLUS

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts you receive

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GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

upon the sale, exchange, or maturity of your Trigger PLUS, could be collected via withholding. If these regulations were to apply to the Trigger PLUS, we may be required to withhold such taxes if any U.S.-source dividends are paid on the ETF or on the stocks included in the Nasdaq-100 Index® during the term of the Trigger PLUS. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the Trigger PLUS in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your Trigger PLUS, your Trigger PLUS will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your Trigger PLUS for U.S. federal income tax purposes.

Your Trigger PLUS May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to all or a portion of your Trigger PLUS. If all or a portion of your Trigger PLUS were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange, or maturity of your Trigger PLUS would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Trigger PLUS.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your Trigger PLUS.

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The Basket and the Basket Components

The Basket

The basket is composed of two basket components with the following basket component weightings within the basket: the Nasdaq-100 Index® (65.00% weighting) and the iShares® 7-10 Year Treasury Bond ETF (35.00% weighting).

Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest Nasdaq listed non-financial stocks listed. For more details about the Nasdaq-100 Index®, the basket index publisher and license agreement between the basket index publisher and the issuer, see “The Underliers — The Nasdaq-100 Index® in the accompanying underlier supplement.

The Product(s) is not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s). The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the Nasdaq-100® Index to track general stock market performance. The Corporations' only relationship to GS Finance Corp. (“Licensee”) is in the licensing of the Nasdaq®, Nasdaq-100 Index®, and certain trade names of the Corporations and the use of the Nasdaq-100 Index® which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s). Nasdaq has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

The Corporations do not guarantee the accuracy and/or uninterrupted calculation of Nasdaq-100 Index® or any data included therein. The Corporations make no warranty, express or implied, as to results to be obtained by Licensee, owners of the product(s), or any other person or entity from the use of the Nasdaq-100 Index® or any data included therein. The Corporations make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Nasdaq-100 Index® or any data included therein. Without limiting any of the foregoing, in no event shall the Corporations have any liability for any lost profits or special, incidental, punitive, indirect, or consequential damages, even if notified of the possibility of such damages.

The iShares® 7-10 Year Treasury Bond ETF

The shares of the iShares® 7-10 Year Treasury Bond ETF (the “basket ETF”) are issued by iShares® Trust (the “trust”), a registered investment company.

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The basket ETF is an exchange-traded fund that seeks investment results which correspond generally to the price and yield performance, before fees and expenses, of the ICE U.S. Treasury 7-10 Year Bond Index (the “underlying index”). The underlying index measures the performance of public obligations of the U.S. Treasury that have a remaining maturity of greater than or equal to seven years and less than ten years.
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The return on your Trigger PLUS is linked to the performance of the basket ETF, and not to that of the underlying index on which the basket ETF is based. The basket ETF follows a strategy of “representative sampling,” which means the basket ETF s holdings are not the same as those of its underlying index. The performance of the basket ETF may significantly diverge from that of its underlying index.
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The basket ETF’s investment advisor is BlackRock Fund Advisors.
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The basket ETF’s shares trade on the Nasdaq under the ticker symbol “IEF”.

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

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The trust’s SEC CIK Number is 0001100663.
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The basket ETF’s inception date was July 22, 2002.

Where Information About the Basket ETF Can Be Obtained

Information filed by the trust with the U.S. Securities and Exchange Commission (“SEC”) electronically can be reviewed through a website maintained by the SEC. The address of the SEC’s website is sec.gov. Information filed with the SEC by the trust, including its reports to shareholders, can be located by referencing its CIK number referred to above.

In addition, information regarding the basket ETF (including its fees and top ten holdings and weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the basket ETF’s website. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the trust with the SEC.

We Obtained the Information About the Basket ETF From the Trust’s Publicly Available Information

This pricing supplement relates only to your Trigger PLUS and does not relate to the basket ETF. We have derived all information about the basket ETF in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the basket ETF in connection with the offering of your Trigger PLUS. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the basket ETF — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the basket ETF could affect the value you will receive at maturity and, therefore, the market value of your Trigger PLUS.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket ETF.

We or any of our affiliates may currently or from time to time engage in business with the trust, including making loans to or equity investments in the trust or providing advisory services to the trust, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the trust and, in addition, one or more of our affiliates may publish research reports about the basket ETF. As an investor in a Trigger PLUS, you should undertake such independent investigation of the trust as in your judgment is appropriate to make an informed decision with respect to an investment in a Trigger PLUS.

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Basket Component Closing Values of the Basket Components and Basket Closing Values

The respective basket component closing values of the basket components have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the basket components have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the basket component closing value of any of the basket components during any period shown below is not an indication that the basket components are more or less likely to increase or decrease at any time during the life of your Trigger PLUS.

You should not take the historical basket component closing values of the basket components or the historical basket closing values as an indication of the future performance of the basket components or the basket, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the basket, the basket components or the basket component securities will result in you receiving an amount greater than the outstanding principal amount of your Trigger PLUS on the stated maturity date, or that you will not lose a significant portion or all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performances of the basket components. Before investing in the offered Trigger PLUS, you should consult publicly available information to determine the values of the basket components between the date of this pricing supplement and the date of your purchase of the offered Trigger PLUS and, given the recent volatility described above, you should pay particular attention to recent levels of the basket components. The actual performance of each basket component over the life of the offered Trigger PLUS, as well as the payment at maturity, if any, may bear little relation to the historical basket component closing values shown below.

The table below shows the high, low and period end basket component closing values of each basket component for each of the four calendar quarters in 2020, 2021, 2022, 2023, 2024 and 2025 (through October 31, 2025). We obtained the basket component closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Basket Component Closing Values of Nasdaq-100 Index®

	High	Low	Period End
2020
Quarter ended March 31	9,718.73	6,994.29	7,813.50
Quarter ended June 30	10,209.82	7,486.29	10,156.85
Quarter ended September 30	12,420.54	10,279.25	11,418.06
Quarter ended December 31	12,888.28	11,052.95	12,888.28
2021
Quarter ended March 31	13,807.70	12,299.08	13,091.44
Quarter ended June 30	14,572.75	13,001.63	14,554.80
Quarter ended September 30	15,675.76	14,549.09	14,689.62
Quarter ended December 31	16,573.34	14,472.12	16,320.08
2022
Quarter ended March 31	16,501.77	13,046.64	14,838.49
Quarter ended June 30	15,159.58	11,127.57	11,503.72
Quarter ended September 30	13,667.18	10,971.22	10,971.22
Quarter ended December 31	12,041.89	10,679.34	10,939.76
2023
Quarter ended March 31	13,181.35	10,741.22	13,181.35
Quarter ended June 30	15,185.48	12,725.11	15,179.21
Quarter ended September 30	15,841.35	14,545.83	14,715.24
Quarter ended December 31	16,906.80	14,109.57	16,825.93
2024
Quarter ended March 31	18,339.44	16,282.01	18,254.69
Quarter ended June 30	19,908.86	17,037.65	19,682.87

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Quarter ended September 30	20,675.38	17,867.37	20,060.69
Quarter ended December 31	22,096.66	19,773.30	21,012.17
2025
Quarter ended March 31	22,175.60	19,225.48	19,278.45
Quarter ended June 30	22,679.01	17,090.40	22,679.01
Quarter ended September 30	24,761.07	22,478.14	24,679.99
Quarter ending December 31 (through October 31, 2025)	26,119.85	24,221.75	25,858.13

Historical Quarterly High, Low and Period End Basket Component Closing Values of the iShares® 7-10 Year Treasury Bond ETF

	High	Low	Period End
2020
Quarter ended March 31	$121.48	$110.73	$121.48
Quarter ended June 30	$122.41	$119.77	$121.87
Quarter ended September 30	$123.06	$121.18	$121.82
Quarter ended December 31	$121.81	$119.27	$119.95
2021
Quarter ended March 31	$119.98	$112.93	$112.93
Quarter ended June 30	$115.78	$113.04	$115.49
Quarter ended September 30	$118.18	$114.96	$115.22
Quarter ended December 31	$116.36	$113.55	$115.00
2022
Quarter ended March 31	$113.93	$106.08	$107.47
Quarter ended June 30	$106.65	$98.15	$102.30
Quarter ended September 30	$105.60	$94.56	$95.99
Quarter ended December 31	$99.14	$92.93	$95.78
2023
Quarter ended March 31	$100.02	$94.41	$99.12
Quarter ended June 30	$100.48	$96.39	$96.60
Quarter ended September 30	$97.13	$91.32	$91.59
Quarter ended December 31	$97.00	$88.95	$96.39
2024
Quarter ended March 31	$96.82	$93.54	$94.66
Quarter ended June 30	$94.60	$91.24	$93.65
Quarter ended September 30	$99.14	$92.67	$98.12
Quarter ended December 31	$98.19	$92.08	$92.45
2025
Quarter ended March 31	$95.39	$91.17	$95.37
Quarter ended June 30	$96.56	$93.15	$95.77
Quarter ended September 30	$97.26	$93.91	$96.46
Quarter ending December 31 (through October 31, 2025)	$97.72	$96.12	$96.85

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

The graphs below show the daily historical basket component closing values of each basket component from January 1, 2020 through October 31, 2025. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices and most bond ETFs. We obtained the basket component closing values in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the Nasdaq-100 Index®

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Performance of the iShares® 7-10 Year Treasury Bond ETF

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Historical Basket Values

The following graph is based on the basket closing value for the period from January 1, 2020 through October 31, 2025 assuming that the basket closing value was 100 on January 1, 2020. We derived the basket closing values based on the method to calculate the basket closing value as described in this pricing supplement and on actual basket component closing values of the basket components on the relevant date. The basket closing value has been normalized such that its hypothetical value on January 1, 2020 was 100. As noted in this pricing supplement, the initial basket value was set at 100 on the pricing date. The basket closing value can increase or decrease due to changes in the values of the basket components.

Historical Performance of the Basket

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental Discussion of U.S. Federal Income Tax Consequences

No statutory, judicial or administrative authority directly addresses how your Trigger PLUS should be characterized and treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in your Trigger PLUS are uncertain. You will be obligated pursuant to the terms of your Trigger PLUS — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your Trigger PLUS for all tax purposes as pre-paid derivative contracts in respect of the basket components, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. It is the opinion of Sidley Austin LLP that such a characterization of the Trigger PLUS for U.S. federal income tax purposes is a reasonable interpretation of current law. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange, or maturity of your Trigger PLUS, you should recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time and your tax basis in your Trigger PLUS.

In addition, there exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to all or a portion of your Trigger PLUS. If all or a portion of your Trigger PLUS were subject to the constructive ownership rules, then all or a portion of any long-term capital gain that you realize upon the sale, exchange, or maturity of your Trigger PLUS would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Trigger PLUS.

Notwithstanding the foregoing, since the appropriate U.S. federal income tax characterization and treatment of your Trigger PLUS are uncertain, it is possible that the Internal Revenue Service could assert a different characterization and treatment than that described immediately above. In this case, the timing and character of income, gain or loss recognized with respect to your Trigger PLUS could substantially differ from that described above.

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the Trigger PLUS will generally be subject to the FATCA withholding rules.

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental Plan of Distribution; Conflicts of Interest

As described under “Supplemental Plan of Distribution” in the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” in the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered Trigger PLUS specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the Trigger PLUS to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $35.00 for each Trigger PLUS it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession for each Trigger PLUS as a structuring fee. The costs included in the original issue price of the Trigger PLUS will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of Trigger PLUS within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of Trigger PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell Trigger PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the Trigger PLUS against payment therefor in New York, New York on November 5, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Trigger PLUS on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the Trigger PLUS. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the Trigger PLUS.

October 2025

GS Finance Corp. Trigger PLUS Based on the Value of a Basket Consisting of an Index and an ETF due November 5, 2031 Trigger Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Validity of the Trigger PLUS and Guarantee

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the Trigger PLUS offered by this pricing supplement have been executed and issued by GS Finance Corp., such Trigger PLUS have been authenticated by the trustee pursuant to the indenture, and such Trigger PLUS have been delivered against payment as contemplated herein, (a) such Trigger PLUS will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such Trigger PLUS will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

October 2025